Exhibit 10.1

STRICTLY PRIVATE AND CONFIDENTIAL

August 8, 2017

Dear Tim,

It is my pleasure to offer you the position of Chief Financial Officer with an effective date of August 10, 2017. Please review the attached table detailing your compensation package details.

As you are aware, this position will report to the Chief Executive Officer. In addition to the compensation listed in the attached table, you will remain eligible to participate in the same benefits for which you are currently enrolled such as Executive Financial Planning and Executive SIP.

This letter is not intended to establish a contract of employment nor does an acceptance create a contract of employment.

Please indicate your acceptance of this offer by signing below and returning it to me.

Thank you for your continued contributions. I look forward to working with you as a part of the executive team.

Sincerely,		Colleague Offer Acceptance:

Name:
Sue Drath
Chief Human Resource Officer
Date:

STRICTLY PRIVATE AND CONFIDENTIAL

Chief Financial Officer Compensation Details

(All values are in USD)

Timothy Gorman

Chief Financial Officer & Chief Accounting Officer	CFO Compensation
Salary	$520,000
Target Annual Incentive Opportunity %	75%
Target Total Cash Compensation [1]	$910,000
Target Annual Long-term Incentive Opportunity %	175%
Target Total Direct Compensation [2]	$1,820,000
Change In Control	2 year
Executive Severance	2X Salary plus Pro-rata bonus

(1)	Reflects base salary plus target annual incentive opportunity.
(2)	Reflects target total cash compensation plus annual long-term incentive opportunities consistent with market for this level. Annual long term incentive will be subject to November 2017 NECC approval.